Exhibit 5.1
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                  [COMPUTER SCIENCES CORPORATION LETTERHEAD]


March 31, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

I am an attorney-at-law, duly licensed to practice law before the United States Supreme Court, several lower federal courts and in the States of Kansas, Pennsylvania and the District of Columbia, and I am Vice President, General Counsel and Secretary of Computer Sciences Corporation (the "Company"). I have acted as legal counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 (the "Registration Statement") covering 9,000,000 shares of the common stock, par value $1.00 per share, together with the associated preferred stock purchase rights, of the Company (collectively, the "Common Stock") issuable pursuant to its 1998 Stock Incentive Plan (the "Plan"), and the preparation of the prospectus related to the Registration Statement (the "Prospectus").

As such counsel, I have examined the Registration Statement, the Prospectus, the Plan, the Company's definitive Proxy Statement for the 1998 Annual Meeting of Stockholders, and such other documents, and have obtained such certificates and assurances from public officials and from officers and representatives of the Company, as I have deemed necessary for the purpose of rendering this opinion. I have assumed the genuineness of all signatures on, and the authenticity of, all documents and instruments submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of all such copies of documents.

I have also examined the proceedings heretofore taken, and I am familiar with the proceedings proposed to be taken, by the Company in connection with the authorization, reservation, issuance and sale of the shares of Common Stock and, in reliance thereon, I assume for purposes of this opinion that the Company will not grant any award under the Plan pursuant to which shares of Common Stock could be issued for consideration that is not adequate in form or amount to support the issuance of fully paid stock under applicable state law.

Securities and Exchange Commission
March 31, 1999
Page 2


Based upon the foregoing and in reliance thereon, I am of the opinion that the shares of Common Stock, other than treasury stock, to be issued by the Company pursuant to the Plan will, when sold and paid for in accordance with the terms of the Plan and as described in the Prospectus, the Registration Statement and the exhibits thereto, be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

Sincerely,



/s/ Hayward D. Fisk